Exhibit 99.1

April 21, 2004	FOR MORE INFORMATION,
FOR IMMEDIATE RELEASE	CALL TOMMY B. WESSINGER,
CEO OR THOMAS H. LYLES,
PRESIDENT AT (803) 641-0142

PEOPLE’S COMMUNITY CAPITAL CORPORATION REPORTS 37% INCREASE IN NET INCOME

AIKEN, SOUTH CAROLINA, APRIL 21, 2004 – – PEOPLE’S COMMUNITY CAPITAL CORPORATION (OTCBB:PPLM), holding company for PEOPLE’S COMMUNITY BANK, announced that for the three months ended March 31, 2004, net income was $318,495 ($0.28 per common share), compared to $232,178 ($0.20 per common share) for 2003, an increase of 37%. All per share amounts reflect an increase in outstanding shares resulting from a 5% stock dividend issued on January 29, 2004, the fourth consecutive annual stock dividend issued.

Total assets for the company were $122 million at March 31, 2004, a 12% increase since December 31, 2003 and a 15% increase since March 31, 2003. Net loans grew to $70 million, representing a 7% increase since year end and an increase of 14% since March 31, 2003. Deposits were $105 million at quarter end, a 13% increase since December 31, 2003 and a 16% increase over the same quarter last year.

The company’s allowance for credit losses was increased by $56,000 for the quarter ended March 31, 2004, bringing the ending reserve to $1,025,000, or 1.45% of loans. There were net recoveries during the first quarter of 2004 amounting to $29,000 and no net charge-offs during the first quarter of 2003. Non-performing loans were $58,000 at March 31, 2004 compared to none at March 31, 2003.

People’s Community Capital Corporation is a bank holding company for People’s Community Bank of South Carolina with three principal banking offices at 1715 Whiskey Road and 125 Park Avenue in Aiken and 518 Georgia Avenue in North Augusta. The Company’s stock is traded on the OTC Bulletin Board under the symbol PPLM. Internet banking is offered through the bank’s web site at www.pcbOnline.net.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non interest expenses or excessive loan losses which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

PEOPLE’S COMMUNITY CAPITAL CORPORATION
Selected Financial Information
(In thousands, except per share data)

	Three Months Ended
	March 31
	(unaudited)
Condensed Results of Operations	2004	2003

Interest income	$1,351	$1,212
Interest expense	259	360
Net interest income	1,092	852
Provision for possible loan losses	56	30
Non-interest income	208	286
Salaries and employee benefits expense	429	450
Occupancy and equipment expense	77	82
Other non-interest expense	255	240

Operating income before provision for taxes	483	336
Provision for income taxes	165	104

Net income	$318	$232

Income per share of common stock : (See note)
Basic	$0.28	$0.20
Diluted	$0.26	$0.19
Weighted average shares outstanding :
Basic	1,132,834	1,136,181
Diluted	1,242,859	1,214,498

Other Data

Average interest-earning assets	$106,445	$96,302
Average interest-bearing liabilities	$84,506	$77,495
Net interest margin	4.11%	3.59%
Return on average equity	9.94%	7.97%
Return on average assets	1.13%	0.91%

	Mar 31	Dec 31	Mar 31
Selected Balance Sheet Data	2004	2003	2003
	(unaudited)	(audited)	(unaudited)

Total assets	$121,817	$109,128	$105,978
Loans receivable, net	69,619	65,301	60,835
Federal funds sold	7,117	659	8,456
Short-term investments	1,755	1,721	2,936
Investment securities	36,512	35,257	26,600
Deposits	105,206	93,238	91,013
Shareholders' equity	12,948	12,366	11,875
Shareholders' equity per common share (See note)	$11.18	$10.86	$10.30
Loan allowance to loans and leases	1.45%	1.42%	1.41%
Net loans to deposits	66.17%	70.04%	66.84%
Net charge-offs to average loans	(0.04%)	0.02%	0.00%

NOTE: Per share data has been adjusted to reflect all stock dividends paid